Exhibit 10.1

December 2, 2005

Mr. Bob Fugate, Chief Financial Officer

Cbeyond Communications, LLC

320 Interstate North Parkway

Suite 300

Atlanta, GA 30339

Re:	Commitment Letter - $25,000,000 Senior Secured Credit Facilities

Dear Mr. Fugate:

Bank of America, N.A. (“Bank of America”) is pleased to offer its commitment for $25,000,000 Senior Secured Credit Facilities (the “Facilities”) to Cbeyond Communications, LLC (the “Borrower”), upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the “Summary of Terms”).

The commitment of Bank of America hereunder is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to us in our sole discretion: (a) each of the terms and conditions set forth herein and in the Summary of Terms; (b) the completion of all due diligence with respect to the Borrower in scope and determination satisfactory to us in our sole discretion; (c) the absence of a material breach of any representation, warranty or agreement of the Borrower set forth herein; (d) the negotiation, execution and delivery of definitive documentation for the Facilities consistent with the Summary of Terms and otherwise satisfactory to us; (e) no change, occurrence or development that could, in our opinion, have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower shall have occurred or become known to us; and (f) our not becoming aware after the date hereof of any information or other matter which in our judgment is inconsistent in a material and adverse manner with any information or other matter disclosed to us prior to the date hereof.

You hereby represent, warrant and covenant that all information which has been or is hereafter made available to us by you or any of your representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. You agree to furnish us with such information and projections as we may reasonably request and to supplement such information and projections from time to time until the closing date for the Facilities so that the representation, warranty and covenant in the preceding sentence is correct on such closing date.

By acceptance of this offer, the Borrower agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses, the allocated cost of internal counsel and due diligence expenses) incurred before or after the date hereof by us in connection with the Facilities.

This letter and the attached Summary of Terms contain confidential and proprietary loan structuring and pricing information. Except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Facilities or as may be required by law, the contents of this letter and the Summary of Terms may not be disclosed in whole or in part to any other person or entity without our prior written consent.

Cbeyond Communications, Inc.

December 2, 2005

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Facilities shall be executed and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

This letter shall be governed by laws of the State of New York. Each of us hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter, the Summary of Terms, the transactions contemplated hereby and thereby or the actions of Bank of America in the negotiation, performance or enforcement hereof.

This letter, together with the Summary of Terms, are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. There are no separate oral agreements or verbal commitments between the parties. This letter may be modified or amended only by the written agreement of all of us. This letter is not assignable by the Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto.

This offer will expire December 5, 2005 unless you execute this letter and return it to us prior to that time, together with any fees due and payable pursuant to the Agreement Regarding Fees dated as of the date hereof (the “Fee Letter”), whereupon this letter shall become a binding agreement. Thereafter, this undertaking and commitment will expire on December 31, 2005 unless definitive documentation for the Facilities is executed and delivered prior to such date.

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Thomas M. Paulk
Thomas M. Paulk
Vice President

BORROWER

Cbeyond Communications, LLC

By:	/s/ J. Robert Fugate
Title:	Chief Financial Officer